Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS FOURTH-QUARTER AND FULL-YEAR

2007 FINANCIAL RESULTS

HERCULES, CA – February 28, 2008 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2007.

Fourth-quarter revenues were $459.7 million, up 34.0% compared to $343.1 million reported for the fourth quarter of 2006. This increase was due to a combination of organic growth across Bio-Rad’s two main product areas, the Life Science and Clinical Diagnostics segments, as well as the addition of DiaMed Holding AG products to the Company’s portfolio in the fourth quarter, which resulted in additional revenue of $62.0 million and impacted fourth-quarter and full-year results. Excluding the revenue from the DiaMed acquisition, fourth-quarter revenues were up 15.9%, or 9.0% on a currency-neutral basis, compared to the same quarter last year.

Net income for the fourth quarter was $12.4 million compared to $16.6 million during the fourth quarter last year. These results reflect non-cash charges of $12.9 million, which includes a one-time charge of $7.7 million for purchased in-process R&D, and approximately $5.2 million in amortization of intangibles related to DiaMed. Including the DiaMed acquisition, fourth-quarter basic earnings from operations were $0.46 per share, or $0.45 per share on a diluted basis, compared to $0.63 and $0.61, respectively, during the same period last year. Fourth-quarter gross margin was 50.8% compared to 54.1% during the same quarter last year. The lower margin in the most recent quarter reflects the impact of the DiaMed acquisition including foregone profit margin and the amortization of intangibles.

For the full year, sales grew by 14.7% to $1,461.1 million compared to $1,273.9 million in 2006. Excluding revenue from the DiaMed acquisition, Bio-Rad sales grew by 9.8%, or 5.2% after normalizing for the impact of currency effects. Year-over-year net income was $93.0 million, or $3.41 per share on a diluted basis, compared to $103.3 million, or $3.83 per share, respectively, in 2006. Full-year gross margin was 54.2% compared to last year’s figure of 55.9%. Revenues, earnings, and gross margin for 2006 were all favorably impacted by one-time additional revenue of $11.7 million which was the result of a licensing settlement agreement reached with bioMérieux SA in 2006.

“Operationally, 2007 was another year of progress for Bio-Rad and one of investment as we welcomed DiaMed Holding AG into our organization,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As 2008 moves forward, we will continue to explore opportunities to expand our business and improve our operational efficiencies.”

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2007 Financial Results

Life Science

The Life Science segment net sales for the fourth quarter were $184.5 million, up 16.1% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased by 9.4%. Full-year reported revenues for the Life Science segment were $615.1 million, up 6.9% over the prior year, or 2.7% on a currency-neutral basis. Performance in this segment was boosted by sales of the ProteOn™ protein interaction array system, the Bio-Plex® suspension array system and reagents, as well as the ProteinChip® SELDI system. Bio-Plex sales continue to be positively impacted by 57 new assays that were introduced in 2006. Sales of process chromatography media and hardware were strong as the products continued to gain broad market acceptance. These materials are used during the purification stages in the manufacture of a variety of pharmaceuticals with a particular applicability to monoclonal antibody-based medicines. Growth in the Life Science segment was negatively impacted by a drop in BSE (bovine spongiform encephalopathy) testing revenues as both the number of animals tested and the average selling price continues to decline. During the fourth quarter, the segment introduced its next generation polymerase chain reaction (PCR) instruments, which are based on the new 1000-series thermal cycling platform, as well as the ProteoMiner™ protein enrichment kits, which provide researchers a way to concentrate and enrich low-and medium-abundance proteins that cannot be detected through traditional methods.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $271.4 million for the fourth quarter, up 50.7% compared to the prior-year quarter. Excluding revenue from the DiaMed acquisition, net sales were up 16.3%, or 9.0% on a currency-neutral basis, from the same period last year. Full-year reported revenues for the Clinical Diagnostics segment were $832.2 million, a 21.5% increase compared to 2006 results. Excluding revenue from the DiaMed acquisition, net sales increased 12.5%, or 7.4% net of currency effects, compared to 2006 results. These results were largely due to continued growth across all product lines, most notably quality controls, autoimmune, diabetes, clinical microbiology, as well as the BioPlex®  2200 system, a revolutionary instrument for the diagnostic laboratory that is continuing to gain market acceptance. In October, the Clinical Diagnostics segment finalized the acquisition of DiaMed Holding AG, a Swiss-based company that develops, manufactures, and markets a complete line of reagents and instruments used in blood typing and screening. Also during the quarter, the segment introduced to the U.S. market, the MRSASelect™ test, a chromogenic medium that detects methicillin-resistant Staphylococcus aureus, as well as its in2it™ analyzer for the “point-of-care” diabetes market. The in2it analyzer measures A1C, combining laboratory-accurate test results with patient convenience.

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2007 Financial Results

2007 Full Year Highlights

•

Full-year Company sales grew by 14.7% to $1,461.1 million.

•

Year-over-year net income was $93.0 million, compared to $103.3 million reported in 2006.

•

In October, the Company purchased 86% of the outstanding stock of DiaMed for approximately 477 million Swiss francs.

•

During the first quarter, the Company introduced a number of new products including the Mini-PROTEAN® Tetra cell, Bio-Rad’s fourth generation electrophoresis system, and the Profinia™ protein purification system.

•

Also during the quarter, the Company introduced new assays for use on its BioPlex 2200 system for the detection of the Epstein Barr Virus as well as three of the most clinically relevant bacteria that cause syphilis.

•

In the second quarter, the Company signed two multi-year agreements with Quest Diagnostics to place BioPlex 2200 systems and autoimmune test reagents as well as HIV test systems and quality controls in their network of reference laboratories nationwide. In addition, Bio-Rad and Beckman Coulter announced an agreement regarding the continued development and manufacture of immunodiagnostic tests for blood virus and infectious disease.

•

In September, the Company introduced three new ProteinChip SELDI system qualification and calibration kits that help improve reproducibility during biomarker discovery.

•

In October, Bio-Rad launched the Gene Pulser MXcell™ electroporation system designed for researchers working with mammalian cells.

•

In November, the Company introduced to the U.S. market, the MRSASelect test, a chromogenic medium used for the rapid screening of MRSA (methicillin resistant Staphylococcus aureus).

•

Also in November, Bio-Rad launched the in2it analyzer for the “point-of-care” diabetes market. The analyzer measures A1C, a well established indicator of a diabetic patient’s glucose control.

Management will discuss these results in a conference call at 2 p.m. Pacific Time (5 p.m. Eastern Time) February 28, 2008. Interested parties can access the call by dialing 800-659-2037 (in the U.S.), or 617-614-2713 (international), access number 75436489. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 38553576, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its

(more)

Bio-Rad Reports Fourth-Quarter and Full-Year 2007 Financial Results

commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs approximately 6,300 people globally and had revenues approaching $1.5 billion in 2007. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net sales	$ 459,688	$ 343,081	$ 1,461,052	$ 1,273,930
Cost of goods sold	226,055	157,524	669,690	561,394
Gross profit	233,633	185,557	791,362	712,536

Selling, general and administrative expense	162,990	122,463	507,978	438,949
Product research and development expense	39,855	33,326	140,535	123,376
Purchased in-process research and development expense	7,656	4,100	7,656	4,100
Interest expense	8,023	7,911	31,606	32,022
Foreign exchange losses, net	2,989	94	2,576	1,053
Other income	(464)	(6,182)	(19,832)	(28,991)
Income before tax and minority interests	12,584	23,845	120,843	142,027

Minority interests in earnings of consolidated subsidiaries	(1,301)	--	(1,301)	--
Income before tax	11,283	23,845	119,542	142,027

Provision (benefit) for taxes	(1,072)	7,196	26,548	38,764
Net income	$ 12,355	$ 16,649	$ 92,994	$ 103,263

Basic earnings per share:
Net income	$ 0.46	$ 0.63	$ 3.49	$ 3.92
Weighted average common shares	26,780	26,478	26,684	26,376

Diluted earnings per share:
Net income	$ 0.45	$ 0.61	$ 3.41	$ 3.83
Weighted average common shares	27,456	27,086	27,260	26,949

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$ 161,764	$ 223,607
Short-term investments	61,977	264,473
Accounts receivable, net	358,076	292,970
Inventories, net	321,015	253,045
Other current assets	126,142	95,682
Total current assets	1,028,974	1,129,777

Net property, plant and equipment	271,561	189,627
Goodwill	328,439	119,492
Purchased intangibles, net	210,304	44,605
Other assets	132,316	112,667
Total assets	$ 1,971,594	$ 1,596,168

Current liabilities:
Notes payable and current maturities of long-term debt	$ 15,627	$ 3,042
Accounts payable	96,470	83,411
Accrued payroll and employee benefits	121,255	92,101
Sales, income and other taxes payable	27,905	19,949
Other current liabilities	152,911	121,030
Total current liabilities	414,168	319,533

Long-term debt, net of current maturities	441,805	425,625
Other long-term liabilities	109,497	31,472
Minority interests	34,434	--
Stockholders’ equity	971,690	819,538
Total liabilities, minority interests and stockholders’ equity	$ 1,971,594	$ 1,596,168

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Cash received from customers	$ 1,467,626	$ 1,247,779
Cash paid to suppliers and employees	(1,225,968)	(1,058,977)
Interest paid	(30,588)	(31,049)
Income tax payments	(38,253)	(16,072)
Litigation settlement	(4,228)	(46,981)
Other operating activities	22,991	23,529
Net cash provided by operating activities	191,580	118,229

Cash flows from investing activities:
Payment for acquisitions, net of cash received, and long-term investments	(387,673)	(46,071)
Receipt (payment) of restricted cash	--	36,138
Other investing activities	133,244	(197,815)
Net cash used in investing activities	(254,429)	(207,748)

Cash flows from financing activities:
Payments on long-term debt	(17,720)	(487)
Other financing activities	10,270	10,649
Net cash provided by (used in) financing activities	(7,450)	10,162

Effect of exchange rate changes on cash	8,456	6,248

Net decrease in cash and cash equivalents	(61,843)	(73,109)
Cash and cash equivalents at beginning of period	223,607	296,716
Cash and cash equivalents at end of period	$ 161,764	$ 223,607

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 92,994	$ 103,263
Adjustments to reconcile net income to net cash provided by
operating activities (net of effects of acquisitions):
Depreciation and amortization	67,258	55,414
Changes in working capital	11,038	(10,270)
Litigation settlement	(4,228)	(46,981)
Other	24,518	16,803
Net cash provided by operating activities	$ 191,580	$ 118,229